Exhibit 10.35

Special Assets Division

2011 Proposed Incentive Plan

Participants/Eligibility: All Special Assets Officers in good standing with responsibility for managing relationships and Paul Driscoll.

Plan Start and End Dates: January 1 – December 31, 2011

Payment Frequency: Incentives are earned and accrued quarterly and paid 30 days following the end of the quarter

Resolved Transactions (RT): Resolved transactions include:

•

The partial pay down or complete removal of the non-performing asset, accomplished through collection from guarantors, liquidation of collateral, short-sale, note sale or other forms of payoff that result in the elimination of the non-performing exposure to the bank

•	The return of all or a portion of the exposure to “pass rated”

Eligible Transactions: All non-performing assets not under contract of resolution as of December 31, 2010

Special Assets Decisioning Committee: Theobald, Bloxom, Dix (simple majority).

Structure:

Incentive plan to include quarterly RT Thresholds of 6% of the Net Active Principal Balance of all loans assigned to the SAO as measured at the end of the prior quarter. SAOs will earn incentive pay on amounts resolved in excess of the RT threshold quarterly, based on the following payout formula:

Payout Formula

•	0% on the RT threshold amount each quarter
•	0.75% on the amount above the RT threshold
•	Driscoll’s incentive will be equal to .0015% of the aggregate of each Special Assets Officer’s RT above their individual 6% thresholds.

Measurement/Tracking:

•	Snapshot of each SAO’s assigned transactions is taken on Dec. 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011.
o	Data elements include:
¡	Net Active Principal Balance (NAPB) of all borrowers assigned to the SAO
¡	Resolved Transaction Threshold Amount (RTT)
¡	Resolved Transaction Actual Amounts (RTA), and
¡	Incentive Base (IB)

The NAPB as measured on December 31 becomes the base for the first quarter Incentive Plan RT target. The NAPB for each of those borrowers is once again measured at the end of the quarter and the NAPB, RT Threshold Amount, RT Actuals and Incentive Base are calculated as follows:

¡	NAPB

The total amount of NAPB of all borrowers assigned to SAO as of the last day of the prior quarter (measured 12/31, 3/31, 6/30, 9/30)

¡	Resolved Transaction Threshold

RTT= The Quarterly Threshold Amount = (NAPB) times 6%

¡	Resolved Transaction Actuals

RTA= Borrower #1 NAPB + (chargeoffs) – (Payoffs, Paydowns, returns to pass rated) + Borrower #2 NAPB + (chargeoffs) – (Payoffs, Paydowns, returns to pass rated) + …Borrower #n NAPB + (chargeoffs) – (Payoffs, Paydowns, returns to pass rated)

¡	Incentive Base

IB= (RTA – RTT)

•	Incentive Calculation:

Quarterly Incentive Paid = IB x 0.75%
See attached Analysis